Exhibit 10.2

June 7, 2024

Jennifer Salinas

Dear Jennifer,

Congratulations! It is with great pleasure that I confirm the offer to promote you to the position of Executive Vice President – Chief Administrative Officer of Cerence, Inc. (“Cerence” or the “Company”). This offer is contingent on you entering into this letter agreement and satisfying the Terms and Conditions set forth below.

Your promotion will be effective on the first business date immediately following the date you satisfy all of the Terms and Conditions (the “Promotion Date”).

You will continue to report to Stefan Ortmanns, the Company’s Chief Executive Officer. Your work location will continue to be our Burlington, MA office.

Your new compensation and benefits package is as follows:

Base Salary and Employment Status

Starting on Promotion Date, your starting base salary for this exempt level position will be paid at the rate of $19,230.77 on a bi-weekly basis, which annualizes to $500,000.

One Time Incentive Bonus

As consideration for your execution of Schedule A hereto and as further incentive for you to accept the position being offered by this letter, Cerence will pay you the gross amount of $500,000, less customary withholdings and deductions, on the Company’s next regular payroll date with respect to US executives following your execution of both this letter agreement and Schedule A.

Bonus Program(“STIP")

In addition to your base salary, you will continue to be eligible to participate in the Cerence Short Term Incentive Plan (“STIP”) at 50% of your base salary until the Promotion Date, at which time the target STIP award will be increased to 75% of your base salary, prorated for the current fiscal year based on the Promotion Date. The STIP coincides with Cerence’s fiscal year, which is October 1stthrough September 30th. Eligibility to participate and any payment under the STIP will be at the Company’s discretion, and the Company has the right to vary, suspend, revoke, or replace the STIP at any time.

Long Term Incentive Plan (“LTIP”)

Subject to your satisfaction of the Terms and Conditions, the Compensation Committee of the Board of Directors of Cerence has approved the following awards to be granted:

A number of restricted stock units under the Cerence 2019 Equity Incentive Plan (the “Plan”) having an aggregate target value of $2,500,000. In the interest of clarity, this a fully inclusive grant and fully supersedes any prior discussions, understandings or agreements between you and the Company about an LTIP award. It is anticipated that the number of restricted stock units will be calculated based on the average closing price of Cerence common stock over the trailing 20 trading days ending on the date of grant. The restricted stock units will be 50% in the form of time-based restricted stock units (“RSUs”) and 50% in the form of performance-based restricted stock units (“PSUs”), as follows in (a) and (b) below:

A.
RSUs: The RSUs will be granted in October subject to the terms and conditions for time-based restricted stock units under the Plan, all as reflected in the applicable RSU agreement. The RSUs will vest as follows: one-third of the RSUs on each of October 1, 2025, October 1, 2026, and October 1, 2027, subject to your continued service with Cerence through each vesting date except as provided in the Change of Control and Severance Agreement (as described below and hereinafter referred to as the “Severance Agreement”).

B.
PSUs: The PSUs will be granted once the 3 year financial plan is available subject to the terms and conditions for performance-based restricted stock units underthe Plan, all as reflected in the applicable PSU agreement. The PSUs will be earned based on Company performance upon the completion of fiscal years 2025, 2026 and 2027, subject to your continued service with Cerence though the vesting date. 100% vesting will occur upon the release of FY 2027 earnings.

Please note that any equity awards granted to you are subject to the terms of the Plan (or any successor plan) and the applicable grant agreement.

Benefits

The benefit programs including paid time off you are eligible for as a Cerence employee are unchanged.

Severance

Your Change of Control and Severance Agreement signed June 22, 2022 is unchanged. For avoidance of doubt, the various equity grants described in this letter are intended to be considered “equity awards” as that phrase is used in the Change of Control and Severance Agreement signed June 22, 2022.

Restrictive Covenants

Your Confidential Information, Inventions and Non-Competition Agreement and any other restrictive covenants that you entered in connection with your employment with Cerence are unchanged.

Taxes

All forms of compensation are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You acknowledge and agree that the Company does not have a duty to design its compensation policies or offer to you in a manner that minimizes your tax liabilities.

Continued At Will Employment

Your employment with Cerence will continue to be “at will”, meaning that either you or Cerence will be entitled to terminate your employment at any time and for any reason, with or without cause or notice, subject to the terms of the Severance Agreement, if applicable. The “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Cerence.

Terms and Conditions

To accept this offer, you must sign and return this letter agreement and Schedule A, provided concurrently with this letter agreement, on or before June 10, 2024. This letter agreement and Schedule A, will each become fully effective upon your execution and delivery to the Company of both documents. If you do not enter into and deliver this letter agreement or Schedule A on or before June 10, 2024, this offer will be void ab initio and you will remain employed by the Company under your current terms and conditions of employment.

This offer letter and Schedule A, along with the agreements specifically referenced and preserved herein, sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company, and supersedes any prior representations or agreements about this matter, whether written or verbal. By entering into this letter agreement, you acknowledge and agree that you are not relying on any oral or written statement or promise outside of documents referenced in this paragraph in accepting this offer. This offer letter agreement is binding on the Company’s successors and assigns.

If you have further questions regarding our offer, please contact me at (781) 265-8590. On behalf of the Company, I wish you a long and rewarding career with Cerence.

Sincerely,

Sachin Sahney

SVP Chief Human Resources Officer

I ACKNOWLEDGE THAT I HAVE RECEIVED, I UNDERSTAND AND THAT I AGREE TO THIS LETTER OF PROMOTION:

/s/ Jennifer Salinas	June 7, 2024
Signature	Date